Exhibit (l.2)

Cooley Godward LLP	ATTORNEYS AT LAW One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Main 703 456-8000 Fax 703 456-8100 www.cooley.com CHRISTIAN E. PLAZA (703) 456-8006 cplaza@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000

September 27, 2004

Gladstone Capital Corporation
1616 Anderson Road, Suite 208
McLean, Virginia 22102

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Gladstone Capital Corporation, a Maryland corporation (the "Company"), of up to one million one hundred fifty thousand (1,150,000) shares of the Company's common stock, $0.001 par value (the "Shares"), including one hundred fifty thousand (150,000) shares that may be sold pursuant to the exercise of an over-allotment option, pursuant to a Registration Statement on Form N-2 (Registration No. 333-100385) (the "Registration Statement"), the related prospectus dated August 5, 2004 (the "Prospectus") and the prospectus supplement dated September 27, 2004 (the "Prospectus Supplement"), each as filed with the Securities and Exchange Commission (the "Commission"). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus and Prospectus Supplement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Prospectus Supplement filed with the Commission pursuant to Rule 497 under the Securities Act of 1933, as amended, the Company's Articles of Amendment and Restatement of the Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Christian E. Plaza